Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Forms S-3 No. 333-120294 and No. 333-169260  and on Forms S-8 No. 33-36981, No. 33-91196, No. 333-60665, No. 333-64498, No. 333-69042, No. 333-82194, No. 333-128363, No. 333-128364, and No. 333-148502 of our report dated May 23, (September 28, 2012 as to the effects of the retrospective presentation of continuous consolidated statements of comprehensive income as discussed in Note 1 and change in operating segments described in Note 16), relating to the financial statements of Alliant Techsystems Inc. and subsidiaries, appearing in this Current Report on Form 8-K dated September 28, 2012.

/s/ Deloitte & Touche LLP

Minneapolis, MN

September 28, 2012